EXHIBIT 99.0



FOR IMMEDIATE RELEASE                                           CONTACT:
March 3, 1999                                                   Glenn Bozarth
                                                                Mattel, Inc.
                                                                310-252-3521



         CHIEF OPERATING OFFICER BRUCE STEIN TO LEAVE MATTEL
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LOS ANGELES, March 3 - Mattel, Inc. today announced that Bruce L. Stein, president of Mattel Worldwide and chief operating officer, will leave the company.

        "Bruce is one of the best strategists in our industry," Jill E. Barad, Mattel's chairman and chief executive officer, said. "As a one-time competitor, most recently a colleague and now an alumnus of Mattel, he has our best wishes."

        Stein, 44, a veteran brand builder and leading marketing strategist, most recently managed all of Mattel's product lines. He joined Mattel in August 1996 after previously working for the company in the 1980s.

        Prior to his most recent experience at Mattel, Stein was chief executive officer of Sony Interactive Entertainment and president of the Kenner Products Division of Hasbro. A former advertising executive who had supervised the Mattel account at Ogilvy and Mather, he originally joined Mattel as vice president of marketing in 1985.



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        "At this point in my career, I felt I needed a new challenge,"
Stein said. "Mattel has an outstanding management team, and is in a great strategic position today. And I am proud of all of my accomplishments at Mattel, particularly in forging long-term marketing relationships and as a creative manager of intellectual property. I am looking forward to putting my expertise in these areas to even fuller use."

        Mattel, Inc. is a worldwide leader in the design, manufacture and marketing of children's products. With headquarters in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 150 nations throughout the world.


Note:

        Forward-looking statements included in this release with respect to the financial condition, results of operations and business of the company, which include, but are not limited to sales levels, the Mattel and Tyco restructuring charge, special charges, other non-recurring charges, cost savings and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company's dependence on the timely development, introduction and customer acceptance of new products; significant changes in buying patterns of major customers; possible weaknesses of international markets; the impact of competition on revenues and margins; the company's ability to successfully integrate the operations of The Learning Company following its merger into the company; the effect of currency fluctuations on reportable income; unanticipated negative results of litigation, governmental proceedings or environmental matters; and other risks and uncertainties as may be detailed from time to time in the company's public announcements and SEC filings.



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